Exhibit 99.1

Illini Corporation
3200 West Iles Avenue
Springfield, Illinois 62704
Tel (217) 787-5111 Fax (217) 547-9659

NEWS RELEASE	Media Contact:
For Immediate Release	Dennis Guthrie, C.F.O.
217/787-5111

ILLINI CORPORATION NAMES
NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

SPRINGFIELD, IL, November 23, 2004. The Board of Directors of Illini Corporation has named Gaylon E. Martin President and Chief Executive Officer of Illini Corporation. Mr. Martin succeeds Burnard McHone as President of Illini Corporation.

Illini Corporation is the parent company of Illini Bank headquartered in Springfield and Farmers State Bank of Camp Point with assets of $240 million as of September 30, 2004.

Mr. Martin began his career with Illini on January 15, 2004, succeeding Burnard McHone as President of Illini Bank since March 1994.

Mr. Martin is a native of Jacksonville, and received undergraduate and graduate degrees from Southern Illinois University. He was a captain in the U.S. Army and served in Vietnam, during which he was awarded the Bronze Star.

He has an extensive career in community banking, principally in Northern, Illinois. Martin served in senior officer positions with Citizens National Bank, Princeton, Farmers National Bank, Geneseo and Wells Fargo.

According to Thomas Black, Chairman of Illini Corporation, the nomination of Mr. Martin as President and CEO is a continuation of Illini’s desire to build a stable, profitable institution. “We want Gaylon to build on our past success and help us become a respected, high performing bank.”

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